                                                                    EXHIBIT 99.2


                                TRUST AGREEMENT
                                ---------------

     This Trust Agreement (this "Agreement") is made as of March 2, 2000 by and between Jeffrey D. Goldstein, as grantor (the "Grantor") and Bernard Goldstein, as trustee (the "Trustee").

     WHEREAS, the Grantor is entitled to receive initially 1,575,000 shares (as such shares may be increased or decreased, the "Shares") of Common Stock, par value $0.01 per share, of Isle of Capri Casinos, Inc., a Delaware corporation ("Isle") pursuant to the Agreement and Plan of Merger dated as of December 19, 1999 among Isle, BRDC, Inc., an Iowa corporation ("BRDC") and the shareholders of BRDC (the "Merger Agreement");

     WHEREAS, pursuant to a Letter dated January 12, 2000 (the "Letter") Isle agreed with the Louisiana State Police (the "State Police") that the Shares would be issued in the name of the Trustee as trustee for the Grantor pending the completion of any required approvals in the State of Louisiana for the Grantor to hold the Shares (the "Approval"); and

     WHEREAS, the Grantor is willing to establish this trust in order to allow Isle to comply with the Letter and to place the Shares into trust upon the terms contained in this Agreement.

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.   Assets Transferred to Trustee.

     Simultaneously with the execution and delivery of this Agreement, the Grantor has conveyed, assigned, transferred and delivered his interest in the Shares in trust to the Trustee. Any additional shares issuable to the Grantor under the terms of the Merger Agreement shall also be held in trust under the terms of this Agreement. The Grantor retains all of his rights under the Merger Agreement including the right to approve the final determination of the number of Shares to be issued to the Grantor. Until the Shares are distributed to the Grantor under the terms of this Agreement the Shares will be issued as follows:
"Bernard Goldstein as Trustee for Jeffrey D. Goldstein under Trust Agreement dated March 2, 2000.

2.   Acceptance by Trustee.

     The Trustee hereby accepts the Shares and agrees to hold, administer, and distribute the Shares, as trustee for the benefit of the Grantor, in accordance with the terms and conditions herein set forth.

3.   Trust Assets.

     During the term of this Agreement the Trustee shall have the right to vote the Shares. All additional shares of Isle issued as stock dividends or pursuant to a stock split shall be delivered to the Trustee and held under the terms of this Agreement. All cash dividends received on the Shares shall be delivered to the Grantor. The Grantor shall have the right at any time and from time to time to direct the Trustee to sell all or a portion of the Shares and any proceeds of such sales shall be delivered to the Grantor.

4.   Payment and Distribution of Trust Assets.

     Upon the earlier to occur of the completion of the Approval, a determination by the State Police or other appropriate state authority that the Approval is not required, or the termination of this Agreement pursuant to
Section 9, the Trustee shall convey the Shares to the Grantor and shall deliver the original stock certificate(s) to Isle with instructions to (i) cancel the original certificate(s), (ii) reissue a stock certificate for the Shares in the name of the Grantor and (iii) deliver such reissued certificate representing the Shares to the Grantor.

5.   Trustee Fees.

     The Trustee shall not receive any compensation for serving as trustee hereunder.

6.   Action by Trustee; Resignation and Successors.

     (a) The Trustee may resign by a written resignation delivered to the Grantor. In the event of the resignation, death or incapacity of the Trustee, the Grantor shall appoint a successor Trustee subject to any required approval by the State Police.

     (b) If at any time there is no Trustee to act or acting hereunder, the Grantor may appoint a successor Trustee subject to any required approval by the State Police.

     (c) Any successor Trustee shall have all title to the Shares and all powers and duties of the original Trustee, and no act of conveyance or transfer shall be necessary.

7.   Assignment.

     The Grantor may not assign or transfer his beneficial interest hereunder or any part thereof by written instrument or otherwise, other than by a transfer
(i) upon the death of a Grantor to the legatees, heirs at law or distributees of the Grantor's estate or (ii) to the spouse or descendants of the Grantor, in each case the transferee shall remain subject to the terms of this Agreement.

8.   Amendment and Revocation.

     This Agreement may be amended or revoked only by the written consent and agreement of the Grantor and the Trustee.

9.   Duration of Trust.

     The trust created hereby will terminate on June 30, 2001, unless earlier terminated by the Trustee upon distribution of the Shares as provided in Section 4.

10.  Miscellaneous.

     (a) The validity, effect and interpretation of this instrument and of the property interests created herein shall be controlled by the laws of the State of Iowa.

     (b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.


     IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement the day and year first above written.

Grantor:


                                         /s/ Jeffrey D. Goldstein
                                        --------------------------------------
                                        Jeffrey D. Goldstein

Trustee:

                                         /s/ Bernard Goldstein
                                        --------------------------------------
                                        Bernard Goldstein

                                      -3-